356	Additional information

Exhibit 4.8

AEGON GROUP EXECUTIVE BOARD VARIABLE COMPENSATION PLAN RULES 2014

The Hague, February 2014

Previously submitted to DNB:	November 18, 2011

Revised and updated:

Adopted by the Aegon N.V. Executive Board:	n.a.

Approved by the Aegon N.V. Supervisory Board:	February 2014

Submitted to DNB:	n.a.

DEFINITIONS

the agreement between the Participant and the Company concluded at the start of participation in the Plan Rules containing the terms and conditions relating to the Variable Compensation under the Plan Rules.

Aegon or the Company:	Aegon N.V., a public limited liability company incorporated under Dutch law and having its statutory seat at Aegonplein 50, 2591 TV, The Hague, the Netherlands and, where applicable, any of its Subsidiaries.

Aegon Group:	Aegon N.V. and its Subsidiaries.

Allocation:	means the allocation of a Variable Compensation Grant following the Ex- ante risk-based assessment pursuant to clause 4.5 and the assessment of actual realized performance on the Performance Indicators.

Business Day(s):	any day on which the NYSE Euronext stock exchange in Amsterdam, the Netherlands (or its successor) is open for business.

Change of Control:	a transaction or series of transactions or the conclusion of an agreement, that either alone or taken together may result in an outside party obtaining Control of the Company.

Claw Back:	means the claw back right of the Company pursuant to clause 4.10. Committee: the Compensation Committee of the Supervisory Board.

Control:	means (i) the possession, directly or indirectly, of the majority of the outstanding shares in the capital of the Company, or (ii) the ability, directly or indirectly, to vote on the majority of the outstanding shares in the capital of the Company or (iii) the ability, directly or indirectly, to appoint the majority of the members of the Executive Board and/or the Supervisory Board.

Disability or Disabled:	a Participant who is totally and permanently disabled, as defined by any applicable disability law.

Deferred Part:	means the part of the Variable Compensation which will be paid in equal parts during the three (3) subsequent years following the year after the Plan Year, if and to the extent the Performance Indicators have been achieved in accordance with these Plan Rules.

Ex-ante risk-based assessment:	means the assessment referred to in clause 4.5.

Ex-post Malus assessment:	means the assessment referred to in clause 4.6. Executive Board: the Executive Board of the Company.

Fixed Salary:	the annual amount of fixed compensation to be determined as part of the Total Compensation, including holiday allowance and 13th month, if any.

Annual Report on Form 20-F 2014

Grant(s):	the conditional grant of Variable Compensation to a Participant in relation to the Plan Year, as set out in section 2 of the Plan Rules.

Grant Date:	has the meaning attributed hereto in section 2.8.

Grant Price:	means the average Share price on the NYSE Euronext stock exchange in Amsterdam, the Netherlands during the period December 15 preceding the Plan Year and January 15 of the Plan Year.

Holding Period:	means the holding period as referred to in clause 5.4.

Identified Staff:	Employees of Aegon Group who have been classified by the Company as Identified Staff.

Participant:	a Participant who is a member of the Executive Board Aegon N.V. and who has accepted the terms and conditions of the Variable Compensation Plan Rules by signing the Agreement.

Pay-out or Paid-out:	means the pay-out of the cash part of the Variable Compensation in accordance with these Plan Rules.

Pay-out Date:	means the date of a Pay-out in accordance with these Plan Rules. Performance Indicators: the one-year performance indicators which will be used to calculate the Variable Compensation to be allocated to a Participant regarding the Plan Year in accordance with section 3 of these Plan Rules.

Plan Year or Performance Year:	the financial year 2014 during which these Plan Rules are in place. In the event the Plan Rules are terminated prior to the end of the financial year, the expression “Plan Year” shall refer to the period between January 1 and the date of termination.

Release(d):	means the release of any Shares to the Participant following Vesting, or, in case a Holding Period applies at the end of such Holding Period, in accordance with these Plan Rules.

Release Date:	the date of Release.

Remuneration Framework:	the Aegon Group Global Remuneration Framework 2014, as may be amended from time to time.

Remuneration Policy:	the Aegon N.V. Executive Board Remuneration Policy applicable to the members of the Executive Board as adopted by the Annual Meeting of Shareholders of the Company on May 12, 2011, and as may be amended from time to time.

Retirement:	the (early) actual retirement of a Participant, either (i) under a pension plan of the Company or any of its Subsidiaries, as shall be in place from time to time or (ii) subsequent to a decision of the Company in accordance with the Company’s articles of incorporation or an individual employment contract. If under local laws the starting date of (early) retirement is at the option of the Participant, a Participant will only be considered a Good Leaver if such Participant actually starts drawing (early) retirement benefits.

Sale:	a sale of all or substantially all the shares in the capital of the Company or all or substantially all of the assets of the Company and its Subsidiaries.

Shares:	a common share in the capital of the Company, with a nominal value of EUR 0.12 (twelve eurocent), as may be granted as part of the Variable Compensation.

Subsidiary:	a direct or indirect subsidiary of the Company determined as such by the Company for the purpose of these Plan Rules. Supervisory Board: the Supervisory Board of the Company.

Total Compensation:	the Total direct Compensation during a calendar year for a Participant which consists of a Fixed Salary and Variable Compensation.

Upfront Part:	means the part of the Variable Compensation which will vest after the completion of the Plan Year, one year following Allocation in accordance with these Plan Rules.

358	Additional information

Variable Compensation:	the variable component of the Total Compensation, consisting of an Upfront Part and a Deferred Part, in accordance with these Plan Rules.

Variable Compensation Plan Rules or Plan rules:	the Variable Compensation Plan Rules that set out the terms and conditions of the Variable Compensation, as may be amended from time to time.

Vest(ing):	the occasion upon which a Participant is transferred the unconditional legal ownership of conditionally allocated granted Cash and/or Shares, as set out in the Plan Rules; notwithstanding that Release of Shares only take place after the lapsing of a Holding Period.

Vesting Date:	the date on which the Cash and/or Shares will Vest in accordance with the Plan Rules.

Vesting Schedule:	The schedule based on which the Variable Compensation will Vest and be Paid-out or Released to Participants.

Words or expressions used in these Plan Rules shall, where appropriate, be interpreted as follows:

1.1.1.	Definitions and terms used in these Plan Rules can be found in the list of Definitions; these definitions as stated therein shall binding.

1.1.2.	All references to the masculine gender include the feminine and vice versa.

1.1.3.	All references to singular include the plural and vice versa if the context so requires.

1.1.4.	All headings and sub-headings are for ease of reference only, and shall not affect the interpretation of any clauses of these Plan Rules.

1.1.5.	All references to any enactment or terms under Dutch law shall be extended to other applicable laws or terms of any other country, or region of a country.

1.1.6.	All references to tax and/or social security contributions and/or withholding taxes include any tax, social security contribution or withholding tax that is levied or withheld in the Netherlands or any other applicable jurisdiction.

1.	Introduction and purpose
1.1.	These Variable Compensation Plan Rules (the Plan Rules) are intended to provide for Variable Compensation in the form of cash and/or Shares to eligible Executive Board members of Aegon N.V. to strengthen their commitment to the Company’s business strategy, risk tolerance and long-term performance, as further set out in the Remuneration Framework or any other arrangements applicable to Participants.

1.2.	These Plan Rules are subject to the terms and conditions of the Remuneration Framework and the Remuneration policy and/or other arrangements regarding variable compensation that may apply to the Participant.

1.3.	In the event of any discrepancies or inconsistencies between these Plan Rules and the Remuneration Framework, including the Remuneration Policy, the latter shall prevail.

1.4.	In these Plan Rules, unless the context otherwise requires, the capitalized words and expressions shall have the meaning as set forth in the list of Definitions.

2.	Conditional grant variable compensation
2.1.	The Company may conditionally grant a Participant a conditional entitlement to Variable Compensation.

2.2.	A conditional entitlement to Variable Compensation will only be made to a Participant upon acceptance of these Plan Rules. The Participant will sign an Agreement offered by the Company to such effect.

2.3.	A Participant who becomes an employee of the company during the Plan Year, and who has signed an Agreement during the first six months of the Plan Year, may be granted a conditional entitlement to Variable Compensation which shall be on a pro rata basis to reflect the period of active service. Any deviations from this pro rata principle and any Grants made upon employment at a later stage during the Plan Year will require prior approval of the Company.

Annual Report on Form 20-F 2014

2.4.	In accordance with clause 4.3 of these Plan Rules, 50% of the Variable Compensation may be paid in Shares. The number of Shares to which a Participant will be conditionally entitled shall be calculated by dividing the relevant amount (representing 50%) of the Variable Compensation by the Grant Price and the outcome shall be rounded down to the nearest share. Any changes in the Fixed Salary during the Plan Year may have an impact on the Variable Compensation, to be determined by the Company in its sole discretion.

2.5.	The Variable Compensation is conditionally granted and the conditional right to Variable Compensation is subject to the conditions precedent (i) that, unless stated otherwise or approved by the Company, the Participant will remain employed within the Aegon Group uninterruptedly until the Vesting Date of each part of the Variable Compensation, (ii) that the minimum levels of the Performance Indicators are achieved, as further set out in clause 4.1 of these Plan Rules and (iii) an Ex-ante and an Ex-post Malus assessment as set out in clauses 4.5 and 4.6 of these Plan Rules have been carried out.

2.6.	The employment of the Participant is considered continued uninterruptedly in the case where the Participant’s employment is terminated due to long-term ill health, disability, (early) retirement, death or reduction of work force or redundancy of the job or position of the Participant without cause by the Participant, during the period until a Vesting Date and, consequently, such Participant is considered to be a “Good Leaver”. In addition, the Company may, at its full discretion, declare a Participant to be a Good Leaver. Long term ill health, disability and (early) retirement shall have the meaning as defined under the applicable rules and regulations within Aegon, or in the absence thereof, as determined under the applicable local laws and regulations. In case of any unclarity on whether the Participant qualifies as a Good Leaver, the Company in its sole discretion will decide.

2.7.	In the event of termination of employment of a Good Leaver during the Plan Year, in principle, the Variable Compensation that shall be paid-out (including the number of conditionally granted Shares that shall Vest) shall be pro rated to reflect the period of active service from the Grant Date until the termination of employment, subject to the final approval of the Company. The Variable Compensation that shall be paid out (including the number of conditionally granted Shares that shall Vest) shall be determined and paid out in accordance with clause 4 of these Plan Rules after the adoption of the Annual Report at the Annual General Meeting of Shareholders, subject to any Holding Period.

2.8.	The Grant Date will be January 1, 2014, irrespectively whether the amount and/or value of the conditional Variable Compensation and/or the Performance Indicators will be set later.

3.	Performance indicators
3.1.	The Performance Indicators applicable to the Plan Year have been or shall be established by the Company in accordance with the guidelines of the Remuneration Framework, including the Remuneration Policy, and shall be based on financial and non-financial targets. In the process of setting and evaluating Performance Indicators and targets used for the determination of Variable Compensation, relevant experts from control functions shall be consulted or involved.

3.2.	The Performance Indicators may consist of Group Indicators and Strategic/Functional/Personal Indicators which represent both financial and non-financial Indicators. Strategic/Functional/Personal Indicators shall be selected for a Participant individually and shall be provided to the Participant in writing.

3.3.	One-year minimum, target and maximum levels relating to the Performance Year will be set for each Performance Indicator.

4.	Allocation, vesting, pay-out and release of variable compensation
4.1.	After the Performance Year, the Company shall assess the realized performance of each Performance Indicator and a comparison will be made between the minimum, target and maximum levels of the Performance Indicators and the realized performance. Subsequently, the amount of Variable Compensation (including the number of Shares) that will be Allocated will be established.

4.2.	The following applies to Allocated Variable Compensation (if any), and subject to the Ex-ante risk-based assessment and the Ex-post Malus assessment referred to in clauses 4.5 and 4.6:

4.2.1.	all Allocated Variable Compensation and subsequent Vesting will be made in cash and in Shares, in accordance with the applicable Vesting Schedule;

360	Additional information

4.2.2.	part of the Allocated Variable Compensation in cash, if any (the Upfront Part in Cash) shall Vest and shall be paid out as soon as possible after the adoption of the Company’s Annual Report relating to the Plan Year at the Annual General Meeting of Shareholders;
4.2.3.	part of the Allocated Variable Compensation in Shares, if any (the Upfront Part in Shares) shall Vest as soon as possible after the adoption of the Company’s Annual Report relating to the Plan Year at the Annual General Meeting of Shareholders and shall be Released after a further Holding Period as set out in clause 5.4;
4.2.4.	the remaining part of the Allocated Variable Compensation, if any (the Deferred Part) shall be deferred and shall Vest in the subsequent financial years in accordance with the applicable Vesting Schedule. The cash part shall be paid out as soon as possible after the adoption of the Company’s Annual Report relating to these subsequent financial year(s) at the respective Annual General Meetings of Shareholders and the Share part shall be Released after a further Holding Period as set out in clause 5.4.

4.3.	Any details as referred to in clause 4.2 regarding (i) the amount of Allocated Variable Compensation, including the allotment in cash and/or Shares, (ii) the Pay-out (vesting) of the Upfront Part, (iii) the Vesting Schedule relating to the Deferred Part and related Pay-out and Release of such Deferred Variable Compensation and (iv) any Holding Period (if applicable), will be notified to the Participant in writing.

4.4.	Except in the event a Participant is a Good Leaver, the Variable Compensation that is conditionally granted will become null and void on the date that the employment of the Participant is terminated prior to a Vesting Date of the Upfront Part or a Deferred Part.

4.5.	The Allocation of any part of the Variable Compensation is subject to an Ex-ante risk-based assessment by the Company in order to determine whether conditionally granted Variable Compensation should be Allocated in full or should be Allocated applying a downwards adjustment. This Ex-ante risk-based assessment will be applied in order to:
(i)	ensure that the projected Variable Compensation is aligned with the risk profile of the Aegon Group;
(ii)	provide a perspective on the long-term financial and risk effects of the equity element of Variable Compensation;
(iii)	take into account quantitative and qualitative Aegon Group and individual factors mitigating performance results.

4.6.	The Vesting of any Deferred Part of the Variable Compensation is subject to an Ex-post Malus assessment by the Company in order to determine whether conditionally granted Variable Compensation should Vest in full or should be adjusted. This Ex-post Malus assessment shall be based on informed judgment by the Company, taking into account significant and exceptional circumstances as well as risk outcomes that were not (sufficiently) reflected in the initially applied Performance Indicators and initial assessment of the Company’s and individual performance at the time of Allocation. Implementation of this authority will be on the basis of criteria such as, but not limited to:
(i)	outcome of a re-assessment of the performance against the original financial Performance Indicators;
(ii)	significant downturn in the Company’s financial performance;
(iii)	evidence of misbehavior or serious error by the Participant;
(iv)	significant failure in risk management;
(v)	significant changes in the Company’s economic or regulatory capital base.

4.7.	Depending on the outcome of the Ex-post Malus assessment, the Company shall decide to (i) establish that the relevant Deferred Part of the Variable Compensation shall become unconditional and shall Vest or (ii) adjust the relevant Deferred Part of the Variable Compensation and decide that the Deferred Part shall only partially Vest (including the possible outcome that no Deferred Part of the Variable Compensation shall become unconditional and Vest).

4.8.	The Company shall review these Ex-ante risk-based and Ex-post Malus assessment criteria in detail at each Allocation and Vesting Date and document its findings. Relevant experts from control functions shall be consulted or involved in this review process if required or desirable.

Annual Report on Form 20-F 2014

4.9.	Any adjustment resulting from the Ex-post Malus risk-based assessment shall only be applied on the Deferred Part of the Variable Compensation, not on the Fixed Salary or the Upfront Part of the Variable Compensation. The adjustment may only be made downwards.

4.10.	The Company shall be authorized, in accordance with applicable laws and regulations, to reclaim (“Claw Back”) any Variable Compensation (whether Vested, Paid-out or Released) to the Participant in case of:
(i)	incorrect data (including non-achievement of Performance Indicators on hindsight);
(ii)	material financial restatements[1];
(iii)	individual gross misconduct of the Participant;
(iv)	an instruction or request by a regulator to the Company to apply the Claw Back or to apply other measures, which will be deemed to be serious grounds (in Dutch: zwaarwegend belang) for the Company to comply with such instruction or request; or
(v)	other circumstances as determined in applicable legislation from time to time.
[1]	Not resulting from mandatory restatements resulting from changes in IFRS and other applicable financial reporting regulations.

4.11.	In the event of a Claw Back, the Company will determine the gross amount in cash that is subject to Claw Back. All or part of the Paid-out, Vested or Released Variable Compensation that is subject to Claw Back will need to be repaid by the Participant at first demand by the Company as a gross amount in cash, and the entitlement on all or part of the Variable Compensation that is Vested and not yet Paid-out or Released that is subject to Claw Back will lapse, whereby any Shares will be taken into account for the Grant Price. The Company will be entitled to set-off or settle any gross amount owed by the Participant to the Company (i) by any current or future obligations if possible (including but not limited to any salary payments or pension payments) that the Company has against the Participant and/or (ii) against any Allocated and/or Vested but not yet Paid-out or Released Variable Compensation, whereby any Shares will be taken into account for the Grant Price. If and to the extent the Company does not exercise the set-off or settlement right, the Participant will repay the gross amounts due in cash as soon as possible upon instructions of the Company.

4.12.	The Company shall inform the Participant as soon as possible of the outcome of the Ex-ante, Ex-post Malus and Claw Back assessment and its decision. The Participant shall have no claim for damages or compensation against the Company or a Subsidiary for any consequences (whether financial, tax, governmental, personal or other consequences) following the Ex-ante, Ex-post Malus or Claw Back assessments resulting in the Variable Compensation being adjusted downwards.

4.13.	The Company may, in its sole discretion, direct the Supervisory Board of Aegon N.V. to determine whether any further action may be necessary with respect to the Ex-post Malus and Claw Back assessment for any local circumstances.

4.14.	No dividend or interest will accrue on any part of the Variable Compensation before Vesting in accordance with these Plan Rules.

4.15.	Vested Shares, subject to a Holding Period as set out in clause 5.4, will accrue dividends as from the Vesting Date, which dividend will be equal to the amount of dividends declared on the Company’s Shares. Accrued dividends will be paid out in Shares, unless the Company determines the dividends on the Shares granted under these Plan Rules to be paid out in cash or in cash and/or Shares at the option of the Participant. The Company may determine the form of dividend to be paid on the Shares granted under these Plan Rules annually in its sole discretion and irrespectively of the form of dividend to be paid on Shares held by other shareholders.

4.16.	In connection with any actual or potential Sale or Change of Control or a transaction concerning the sale of a Subsidiary or business unit within Aegon Group, the Company will take all such actions hereunder as it may determine to be necessary or appropriate to treat Participants equal and equitably hereunder, at the discretion of the Supervisory Board, including without limitation the modification or waiver of applicable Performance Indicators, and whether to establish or fund another arrangement intended for variable incentives.

5.	Terms and conditions regarding the shares
5.1.	Transfer of ownership of the Shares to the Participant shall take place on the relevant Vesting Date. Upon Vesting, the Shares and any transactions regarding the Shares will be at the risk and for the account of the Participant.

362	Additional information

5.2.	At each of the Vesting Dates, the Shares, less any Shares which shall be sold and settled to pay for any applicable taxes, social security premiums and possible other deductions by the government due in connection with the Vesting of the Shares (unless the Participant indicates that he/she prefers that such Shares shall not be sold and settled, as set out in clause 5.3 of these Plan Rules), shall be registered in the shareholders register of the Company.

5.3.	If a Participant prefers not to sell any Shares in connection with any applicable taxes, social security premiums and possible other deductions by the government due in connection with the Vesting, such Participant should notify the Compliance Officer of such preference in writing during any period which is not a closed period as referred to in clause 7.2 of these Plan Rules. The Participant acknowledges that he/she should have sufficient funds available at the Vesting Date to pay any taxes due.

5.4.	Notwithstanding Vesting, the Company will impose a restriction on the Participant to hold the Shares for a Holding Period of three (3) years following the relevant Vesting Date and the Participant will not be entitled to execute any transactions regarding the Shares during this Holding Period, except as provided in clause 7.3 of these Plan Rules. After this Holding Period, the Shares shall be Released and the Participant will be entitled to exercise its rights relating to the Shares as provided for in these Plan Rules. For the avoidance of any doubt, this provision will not be affected (i.e. the Holding Period remains in full force and effect) if the employment of a Participant is terminated during this Holding Period for whatever reason. However, the Holding Period and the restrictions to execute transactions regarding the Shares will end in case of and at the date of death of the Participant. The applicable Holding Period, as referred to in this section will be notified to the Participant in writing. No holding period will be imposed on any cash component of the Variable Compensation.

5.5.	Release of any Shares will take place at the Release Date following the end date of the relevant Holding Period.

6.	Transactions regarding the shares
6.1.	The Participant can only perform any Transactions regarding Shares, once they have been Vested and Released, in accordance with clause 5 and subject to the conditions of clause 7.

6.2.	Transactions regarding the Shares can be executed only by submitting a request to the Company’s secretary. Transactions regarding the Shares can be executed on Business Days only. If it is not possible to exercise on the indicated day (for any reason), the exercise will take place on the first Business Day on which exercising the order will be possible, such at the risk of the Participant.

6.3.	When the Participant has filed an order to sell all or part of the Shares, the Company will use its best efforts to sell the number of Shares indicated by the Participant at the NYSE Euronext stock exchange in Amsterdam, the Netherlands as soon as possible after the request as referred to in clause 6.2 of these Plan Rules has been received.

6.4.	The Company shall pay the value of the Shares as calculated on the basis of the Share price at the NYSE Euronext stock exchange in accordance with clause 6.3 of these Plan Rules as soon as possible after the order has been processed and the Shares have been sold. The Company shall be entitled to withhold any (trade) costs, taxes (or other amounts to be deducted) due on the value of the Share after exercise. The remaining amount shall be remitted to the Participant in accordance with the Participant’s instructions as documented in the System. The Participant hereby accepts the tax consequences of any transactions regarding the Shares. In case of late payment the Company will have no obligation to compensate interest to the Participant.

6.5.	Upon the termination of employment of a Participant, the Shares that have Vested pursuant to clause 4 and are held at the shareholders register of the Company shall, at the option of the Participant (or the legal personal representative of the deceased Participant), (i) remain registered in the shareholders register of the Company, (ii) be transferred into another current account as designated by the Participant to the Company or (iii) be sold and be paid to the Participant in accordance with clauses 6.3 and 6.4 of these Plan Rules. Such transfer or sale and the corresponding payment shall be executed at the lapse of the three-year Holding Period (if applicable) set out in clause 5.4 of these Plan Rules or as soon as possible thereafter.

6.6.	The Company does not accept any liability with regard to the processing of any orders for any transactions regarding the Shares by the Participant in any way.

6.7.	The Company is entitled to amend the procedure for transactions regarding the Shares from time to time at its absolute discretion. The Company will inform the Participant of any relevant change in the procedure.

6.8.	The costs of any transactions regarding the Shares will be for the account of the Participant.

Annual Report on Form 20-F 2014

7.	Regulatory restrictions and inside information
7.1.	The Shares are stocks traded at the NYSE Euronext stock exchanges in Amsterdam and New York and, consequently, are governed by laws and regulations with regard to inside information. No transactions (including but not limited to a sale of the Shares) regarding the Shares may be effected when the Participant has inside information. Inside information is defined as “knowledge of information which is specific, which directly or indirectly concerns the Company or the trade in Aegon securities, which has not been made public and which, if made public, could have a significant influence on the price of the Aegon securities.”

7.2.	In any event, no transaction regarding the Shares may be effected during the following black-out periods: (i) a period immediately preceding the publication of the Company’s annual report;
(ii) a period immediately preceding the publication of the Company’s six-month results and the quarterly results or the announcement of any dividend or interim dividend; and
(iii) any additional black-out periods mandatory for designated employees as announced by the Company’s Compliance Officer from time to time.
The periods referred to under (i) and (ii) will be announced annually by the Compliance Officer.

7.3.	The ban in clauses 5.4, 7.1 and 7.2 of these Plan Rules are not applicable in the event of a transaction regarding a Share that takes place at the Vesting Date to cover for any taxes, social insurance premiums and possible other deductions by the government due by the Participant in connection with the Vesting and/or, Release of the Shares into its account, in accordance with clauses 5.2 and 5.3 of these Plan Rules.

7.4.	The Participant must at all times comply with the applicable laws and regulations and the Company’s insider trading rules (the “Aegon N.V. Employee Insider Trading Rules” or the “Aegon N.V. Insider Trading Rules”, whichever applies to a Participant) as amended from time to time. These regulations include the requirement for the Participant to notify any transactions within five days following such transaction (i) to the Company’s Compliance Officer and (ii) if the Participant qualifies as “designated insider” according to the Aegon N.V. Insider Trading Rules, to the Dutch Authority for the Financial Markets (“AFM”). Vesting is considered a transaction which require notification to the Company’s Compliance Officer and the AFM in accordance with the above insider dealing rules. In the event of any questions or doubts, the Participant should contact the Company’s Compliance Officer.

8.	Additional conditions
8.1.	The costs, legal mandatory tax deductions, employee social insurance premiums and possible other deductions by the government relating to the Variable Compensation (whether on the employee or on the employer) shall be for the account of the Participant and shall be deducted from the salary payment to the Participant or the pension payment to the Participant if possible. All expenses and costs in connection with the operation of these Plan Rules shall be borne by the Company.

8.2.	The Shares that have been granted as part of the Variable Compensation are strictly personal and the right to receive such Shares cannot be assigned or transferred in any way or in any other manner of passing of title. The Shares that have been conditionally granted but not been delivered and transferred cannot be pledged or encumbered in any other way. The Shares that may have been assigned, transferred, pledged or encumbered in any manner in contravention of this clause become null and void and will not be delivered or transferred to the Participant.

8.3.	The Participant hereby acknowledges and agrees that Aegon may disclose certain details to any governmental or regulatory authority (including tax authorities) regarding the Shares that a Participant has been conditionally granted and/or allocated including but not limited to the number, the value and any dividend regarding the Shares.

8.4.	It is not allowed to hedge the Shares, for example by the selling or purchasing of options on Shares, whether or not marketable.

8.5.	In the event of any changes in the capital structure of the Company between the start of the Plan Year (conditional grant of Variable Compensation) and the Vesting of Shares which results in an increase of the total share capital or a material change in the structure of the share capital or share premium of the Company and a change in the economic equivalence of the Shares, or on the basis of any applicable legislation, the Company may at its absolute discretion adjust the number of conditionally granted Shares in accordance with customary anti-dilution market practice provisions. Any such adjustment should not lead to the total Variable Compensation exceeding the amount of the Fixed Salary.

364	Additional information

8.6.	Granting the Variable Compensation (including Shares) to the Participant according to these Plan Rules is restricted to the Plan Year. Granting of Variable Compensation (including Shares) during any other financial year is the absolute discretion of the Company. The Company has no obligation to grant Variable Compensation (including Shares) in the future.

8.7.	The Company may at any time unilaterally amend any term or condition of these Plan Rules. In particular, the Company is free to amend any term or condition in the case of new (fiscal, employment or other) legislation and/or amended regulations and/or directions, requests or instructions by or on behalf of any financial supervising authorities and/or other guidelines as applicable from time to time within the financial sector.

8.8.	The Shares do not form part of the employment agreement of any Participant, nor grant any Participant any employment rights or guarantee employment as an employee of the Company and no (future) rights or benefits can be obtained or implied other than as specifically set out in these Plan Rules.

8.9.	No damages or compensation shall be payable in consequence of the termination of employment (whether or not in circumstances giving rise to a claim for wrongful or unfair dismissal or a local equivalent thereof) or for any other reason whatsoever to compensate him for the loss of any rights the Participant would otherwise have had (actual or contingent) under these Plan Rules and the Participant shall be deemed irrevocably to have waived any such rights to which it may otherwise have been entitled.

8.10.	No individual shall have any claim against the Company arising out of his not being admitted to participation in these Plan Rules which (for the avoidance of doubt) is entirely at the full discretion of the Company.

8.11.	No Participant shall be entitled to claim compensation from the Company in respect of any sums paid by him pursuant to these Plan rules or for any diminution or extinction of its rights or benefits (actual or otherwise) under any Variable Compensation held by him/her following the lapse for any reason of any Variable Compensation held by him or otherwise in connection with these Plan Rules and the Company shall be entirely free to conduct its affairs as it sees fit without regard to any consequences under, upon or in relation to these Plan Rules or any Variable Compensation.

8.12.	By accepting any Variable Compensation, the Participant hereby explicitly and unambiguously consents to the collection, storage, use, processing and transfer, in electronic or other form, of his/her personal data (as defined below) by and among, as applicable, the Company for the exclusive purpose of implementing, administering and managing his/her Variable Compensation, and the transfer of such Data by them to government and other regulatory authorities for the purpose of complying with their legal obligations in connection with any Grants and/or vesting of Variable Compensation and payment of dividends. The Company is the data controller for these Data.

8.13.	The personal data may include the Participant’s name, home address and telephone number, email address, date of birth, social security number or other identification number, salary, nationality, job title, details of all rights and any other entitlement to shares (conditionally) granted, allocated, awarded, cancelled, purchased, vested, unvested or outstanding (Data). The Participant is responsible to keep the Data and the broker and bank account details up to date in the System.

8.14.	The Participant further agrees that Data may be transferred to any third parties assisting in the implementation, administration and management in connection with these Plan Rules, that these recipients may be located in his/her country, or elsewhere including outside the European Economic Area, and that such location may have less adequate data privacy laws and protections than the Participant’s own country.

8.15.	Data will be held only as long as necessary to implement, administer and manage these Plan rules. The Participant may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost.

8.16.	Refusing or withdrawing his/her consent as referred to in this clause 8, although it will not have any negative effect on his/her employment, may affect any potential Grant, Allocation, Vesting, Pay-out or Release of any Variable Compensation to the Participant.

8.17.	If any provision in these Plan Rules is held to be invalid or unenforceable, no other provision of these Plan Rules will be affected thereby.

8.18.	These Plan Rules are governed by Dutch Civil Law.

Annual Report on Form 20-F 2014

8.19.	These Plan Rules shall apply for the Plan Year 2014 and will remain in force until the earlier of (i) any amendments are made to these Plan Rules and (ii) these Plan Rules are terminated by the Company, provided that no Grants will be made under these Plan Rules after December 31, 2014.

8.20.	These Plan Rules will not be considered an amendment or adjustment of any short-term or long-term variable compensation plans existing prior to January 1, 2014, and no further grants under any such plans will be made after 2014, and, if made, will be considered null and void.